Exhibit 99

Important Notice Concerning Your Rights Under the

The Gorman-Rupp Company 401(k) Plan

May 24, 2013

1. This notice is to inform you that The Gorman-Rupp Company 401(k) Plan (the “Plan”) will be changing the Plan’s trustee and recordkeeper and also changing the investment options available to you under the Plan. The Plan’s new trustee and recordkeeper will be Bank of America Merrill Lynch.

2. As a result of these changes, you temporarily will be unable to direct or diversify investments in your account under the Plan, obtain a loan from the Plan, or obtain a distribution or withdrawal from the Plan. This period, during which you will be unable to exercise these rights otherwise available under the Plan, is called a “blackout period.” Whether or not you are planning retirement in the near future, we encourage you to carefully consider how this blackout period may affect your retirement planning, as well as your overall financial plan.

3. The blackout period for the Plan will begin at the close of business on June 24, 2013 and end at the close of business on July 18, 2013.

4. During the blackout period you will be unable to direct or diversify the assets held in your Plan account. For this reason, it is very important that you review and consider the appropriateness of your current investments in light of your inability to direct or diversify those investments during the blackout period. For your long-term retirement security, you should give careful consideration to the importance of a well-balanced and diversified investment portfolio, taking into account all your assets, income and investments. You should be aware that there is a risk to holding substantial portions of your assets in the securities of any one company, as individual securities tend to have wider price swings, up and down, in short periods of time, than investments in diversified funds. Stocks that have wide price swings might have a large loss during the blackout period, and you would not be able to direct the sale of such stocks from your account during the blackout period

5. Shortly, you will be receiving additional materials regarding the new investment options, how your current investments will be changed and what you can do to change your mapping before the blackout period.

6. If you have any questions concerning this notice, you should contact Ron Pittenger or Lee Wilkins (419-755-1011) at The Gorman Rupp Company, Mansfield, Ohio 44903 or you can contact David Eichinger, The Boyd-Eichinger-Brafford Group, Merrill Lynch, Mansfield, Ohio (419-527-4500).

THE GORMAN-RUPP COMPANY